UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Copper Mountain Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COPPER MOUNTAIN NETWORKS, INC.

1850 Embarcadero Road

Palo Alto, CA 94303

(650) 687-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2003

To The Stockholders Of Copper Mountain Networks, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Copper Mountain Networks, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 7, 2003 at 10 a.m. local time at the Company’s headquarters, 1850 Embarcadero Road, Palo Alto, CA 94303 for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 24, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Michael O. Staiger
Executive Vice President,
Chief Financial Officer and Secretary

Palo Alto, California

April 4, 2003

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If your shares are held of record by a broker, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

COPPER MOUNTAIN NETWORKS, INC.

1850 Embarcadero Road

Palo Alto, CA 94303

(650) 687-3300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Copper Mountain Networks, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 7, 2003, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s corporate office at 1850 Embarcadero Road, Palo Alto, CA 94303. The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 2003, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on March 24, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2003 the Company had outstanding and entitled to vote 5,884,474 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.) Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Voting Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1850 Embarcadero Road, Palo Alto, CA 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 9, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement or proxy must do so not later than the close of business on February 7, 2004 nor earlier than January 8, 2004. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently authorized six members on the Company’s Board of Directors. Each of the six directors to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and was elected by the stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The names of the nominees and certain information about them are set forth below:

Name	Age	Position
Richard S. Gilbert	50	Chief Executive Officer and Chairman of the Board of Directors
Tench Coxe	45	Director
Roger L. Evans	57	Director
Joseph D. Markee	50	Director
Raymond V. Thomas	60	Director
Joseph R. Zell	43	Director

Richard S. Gilbert has served as Chief Executive Officer of Copper Mountain since April 1998, as a director of Copper Mountain since August 1998 and as Chairman of the Board of Directors since February 2001. From July 1992 to April 1998, he worked for ADC Telecommunications Inc., most recently as Senior Vice President and, concurrently, as President and General Manager of its subsidiary, ADC Kentrox, a provider of high-speed access equipment for global networks. Mr. Gilbert holds an MS in Computer Science from Stanford University and a BA in Mathematics from the University of California at Berkeley.

Tench Coxe has served as a director of Copper Mountain since March 1996. Mr. Coxe joined Sutter Hill Ventures, a venture capital firm, in October 1987 and is currently a Managing Director of the General Partner of Sutter Hill Ventures. Mr. Coxe currently serves as a director of Clarus Corporation, eLoyalty Corporation and NVIDIA Corporation and several privately-held companies. Mr. Coxe holds an MBA from Harvard University and a BA in Economics from Dartmouth College.

Roger L. Evans has served as a director of Copper Mountain since March 1996. Mr. Evans joined Greylock Partners, a venture capital firm, in 1989 and has served as a General Partner of the firm since 1991. Mr. Evans is a director of Openwave Systems, Inc. and several privately-held companies. Mr. Evans holds an MA in Economics from King’s College, Cambridge.

Joseph D. Markee is currently the Chief Executive Officer and President of Figure 8 Wireless, Inc., a low data rate wireless software Company. Mr. Markee co-founded Copper Mountain in March 1996 and served as Chairman of the Board of Directors from inception to February 2001 and as General Manager, Public Networks

Business Unit from March 2000 to March 2001. From Copper Mountain’s inception in March 1996 to April 1998, he served as its President and Chief Executive Officer. From inception to February 1999, he served as Secretary and from December 1998 to March 2001 he served as Chief Technical Officer of Copper Mountain. In June 1987, he co-founded Primary Access, a remote access server company acquired by 3Com Corporation. From June 1987 to January 1996, he served as Vice President of Operations and Vice President of Support of 3Com Primary Access. Mr. Markee holds a BS in Electrical Engineering from the University of California at Davis.

Raymond V. Thomas has served as a director of Copper Mountain since March 1999. From February 1995 to January 2000, Mr. Thomas served as Vice President, Finance and Chief Financial Officer of HNC Software Inc., a software company, and as secretary of HNC Software from May 1995 to January 2000. From May 1993 to February 1995, he served as Executive Vice President and Chief Financial Officer of Golden Systems Inc., a power supply manufacturer, and from September 1994 to February 1995 he also served as Chief Operating Officer of Golden Systems. Mr. Thomas holds a BS degree in industrial management from Purdue University.

Joseph R. Zell has served as a director of Copper Mountain since July 2001. Mr. Zell is currently a General Partner with Grotech Capital Group, a private equity firm. From April 2000 to April 2001, Mr. Zell served as President, CEO and director of Convergent Communications. In April 2001, Convergent Communications filed for bankruptcy. From December 1991 to April 2000, Mr. Zell held a variety of senior management positions with US WEST Communications, the last four years as the president of the data networking division. Prior to US West, Mr. Zell worked in various sales and marketing positions for WilTel, United Technologies Communications, MCI Communications and Xerox Corporation. Mr. Zell currently serves on the board of directors of two privately-held companies. Mr. Zell holds a BS degree in Marketing from Southwest Missouri State University.

Board Committees and Meetings

During the fiscal year ended December 31, 2002 the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, a Non-Officer Stock Option Committee, and a Nominating Committee.

The Audit Committee, serving under a written charter adopted by the Board of Directors, meets with the Company’s independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 2002, the Audit Committee was composed of three non-employee directors: Messrs. Coxe, Thomas, and Zell. All members of the Company’s Audit Committee are independent (as independence currently is defined in Rule 4200(a)(15) of the NASD listing standards). During the year ended December 31, 2002, the Audit Committee met five times. Appendix A includes the report of the Audit Committee of the Board of Directors.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During 2002 the Compensation Committee was composed of two non-employee directors: Messrs. Coxe and Evans. During the fiscal year ended December 31, 2002, the Compensation Committee met one time.

The Non-Officer Stock Option Committee awards stock options to employees (excluding directors and officers). During the fiscal year ended December 31, 2002, the Non-Officer Stock Option Committee was composed of Mr. Gilbert and acted by unanimous written consent eight times.

The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is currently composed of Messrs. Coxe, Evans, Thomas, and Zell.

During the fiscal year ended December 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, during the period for which he was a director or committee member; except for Mr. Zell, who attended two out of the three meetings held by the Audit Committee while Mr. Zell was a member of such committee. For the meeting that he did not attend, Mr. Zell was briefed by the Company’s Chief Financial Officer prior to the meeting.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited the Company’s financial statements for the first time in 2002. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Audit Fees. During the fiscal year ended December 31, 2002, the aggregate fees billed by Deloitte & Touche LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements was $70,200.

Audit Related Fees. During the fiscal year ended December 31, 2002, there were no fees billed by Deloitte & Touche LLP for audit related services.

Financial Information Systems Design And Implementation Fees. During the fiscal year ended December 31, 2002, there were no fees billed by Deloitte & Touche LLP for information technology consulting services.

All Other Fees. During the fiscal year ended December 31, 2002, there were no fees billed by Deloitte & Touche LLP for professional services other than audit services.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of February 28, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. To the Company’s knowledge, as of February 28, 2003, there was one beneficial owner of more than five percent of its Common Stock. Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of Copper Mountain at its principal executive offices.

Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, except for certain shares that are restricted as to sale or transfer beneficially owned by Messrs. Gilbert and Staiger. Percentage of beneficial ownership is based on 5,888,224 shares of Common Stock outstanding as of February 28, 2003, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Coghill Capital Management, L.L.C.(2)	1,107,140	18.8%
One North Wacker, Suite 4725
Chicago, IL 60606

Tench Coxe(3)	65,986	1.1%
Sutter Hill Ventures
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304

Roger L. Evans(4) 3	25,565	*
Greylock Equity Limited Partnership
2929 Campus Point Drive, Suite 400
San Mateo, CA 9440

Richard S. Gilbert(5)	214,955	3.6%

Douglas A. Hilmes	1,000	*

Joseph D. Markee(6)	117,188	2.0%

Michael O. Staiger(7)	111,793	1.9%

Mark B. Skurla	—	*

Raymond V. Thomas(8)	12,000	*

Joseph R. Zell(9)	8,000	*

All directors and executive officers as a group (8 persons)(10)	555,487	9.3%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2003 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares.

(2)	As to the 1,107,140 shares included in the table above, Coghill Capital Management, L.L.C. has shared voting and disposition power with CCM Master Fund, Ltd. and Clint D. Coghill.
(3)	Includes 27,102 shares held by various partnerships of which Mr. Coxe is a managing director or a general partner. Mr. Coxe disclaims beneficial interest in these shares except as to his pecuniary interest in the partnerships. Also includes 12,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003.
(4)	Includes 6,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003.
(5)	Includes 24,026 shares held in trust by Mr. Gilbert, 105,929 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003 and 85,000 shares that are restricted as to sale or transfer and which the Company may reacquire, as of the date 60 days from February 28, 2003.
(6)	Includes 8,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003.
(7)	Includes 20,624 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003 and 85,000 shares that are restricted as to sale or transfer and which the Company may reacquire, as of the date 60 days from February 28, 2003.
(8)	Includes 12,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003.
(9)	Includes 8,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003.
(10)	Includes 172,553 shares issuable upon exercise of options exercisable within 60 days of February 28, 2003 and 170,000 shares that are restricted as to sale or transfer and which the Company may reacquire, as of the date 60 days from February 28, 2003. Does not include shares beneficially owned by Douglas A. Hilmes who was no longer an executive officer of the Company at December 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS

The executive officers who are not directors of Copper Mountain, the positions held by them and their ages as of February 28, 2003 are as follows:

Name	Age	Position
Michael O. Staiger	38	Executive Vice President, Chief Financial Officer and Secretary
Mark B. Skurla	43	Vice President of Worldwide Sales

Michael O. Staiger has served as Chief Financial Officer and Secretary of Copper Mountain since March 2001, and as Executive Vice President since November 2002. From June 1998 to March 2001 he served as Vice President of Business Development of Copper Mountain. From June 1996 to June 1998, he held positions at Shiva Corporation, a provider of remote access solutions, serving most recently as Vice President of Business Development. From its inception in August 1993 until its acquisition by Shiva Corporation in June 1996, he served as a co-founder and Vice President of Business Development of Airsoft, Inc., a developer of remote access software. Mr. Staiger holds an MBA from the University of Chicago Graduate School of Business and a BA in English from the University of Michigan.

Mark B. Skurla has served as Vice President of Worldwide Sales since August 2002. From April 2001 to July 2002, he served as Vice President of Sales for Oresis Communications, a manufacturer of a next generation multi-service access switches. From July 1985 to March 2001 he held various positions at ADC Telecommunications, serving most recently as Group Vice President of Sales for the Broadband Access and Transport Group of ADC Telecommunications. Mr. Skurla holds a BS in Business Administration from the University of Delaware.

EXECUTIVE COMPENSATION

Compensation of Directors

Our directors do not currently receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 1996 Equity Incentive Plan. Non-employee directors are eligible to participate in our 1999 Non-Employee Directors’ Plan and our 1996 Equity Incentive plan

Each non-employee director of the Company receives stock option grants under the 1999 Non-Employee Directors’ Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the United States Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. On March 25, 1999, the effective date of the Directors’ Plan, each person who was then serving as a non-employee director was granted an initial grant to purchase six thousand (6,000) shares of Common Stock of the Company. Each person who is elected or appointed as a non-employee director after March 25, 1999 shall also be automatically granted an initial grant to purchase six thousand (6,000) shares of Common Stock of the Company. On the day of each Annual Meeting of Stockholders, each member of the Company’s Board of Directors who is not an employee of the Company and has served as a non-employee director for at least six (6) months shall be granted an annual grant to purchase two thousand (2,000) shares of Common Stock of the Company. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options shall be fully vested and exercisable on the date of grant. The term of options granted under the Directors’ Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the surviving corporation or acquiring corporation shall assume any options outstanding or shall substitute similar options for those outstanding. In the event the surviving corporation or acquiring corporation refuses to assume such options or to substitute similar options for those outstanding, then such options shall be terminated if not exercised prior to such event.

Beginning in 2003, the Company intends to grant non-employee directors discretionary stock option grants as allowed under the 1996 Equity Incentive Plan. Currently, the Company plans to grant any person who is newly elected to the Board, in addition to the non-discretionary initial grant described above, an initial grant to purchase fifteen thousand (15,000) shares of Common Stock of the Company. On the day of each Annual Meeting of Stockholders, in addition to the non-discretionary annual grant described above, each non-employee member of the Company’s Board of Directors may be granted an annual grant to purchase ten thousand (10,000) shares of Common Stock of the Company.

During the last fiscal year, the Company granted options covering two thousand (2,000) shares to each non-employee director of the Company at an exercise price per share of $7.70. The fair market value of such Common Stock on the date of grant was $7.70 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of February 28, 2003, options to purchase 6,350 shares had been exercised under the Directors’ Plan.

Compensation of Executive Officers

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, its two other executive officers at December 31, 2002 and one additional individual, Douglas A. Hilmes, who would have been classified among the four most highly compensated executive officers during 2002 but for the fact that he was not serving as an executive officer at December 31, 2002 (the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Richard S. Gilbert President and Chief Executive Officer	2002 2001 2000	$300,000 279,417 218,108	$500,000 500,000 80,000	— — —	$	— 1,734,000 —	— 90,000 —	$51,455 39,355 7,256

Michael O. Staiger Executive Vice President, Chief Financial Officer and Secretary	2002 2001 2000	200,000 207,315 149,528	58,000 50,000 51,900	— — —		— 1,734,000 —	— 30,000 10,000	4,930 4,313 3,774

Mark B. Skurla Vice President of Worldwide Sales	2002	60,577	20,000	21,532		—	50,000	628

Douglas A. Hilmes Vice President of Worldwide Sales	2002 2001 2000	125,055 151,722 133,136	42,750 2,071 —	78,343 18,578 —		— 612,000 —	— 6,250 5,000	1,423 3,715 3,477

(1)	Reflects positions held at December 31, 2002, except for Douglas A. Hilmes who resigned from the Company in August 2002.
(2)	Amounts shown include bonus cash compensation received or earned by each listed officer during 2000, 2001 and 2002, as indicated.

(3)	Amounts shown constitute payment of commission in accordance with the Company’s sales compensation plan.
(4)	Represents the dollar value of shares awarded, calculated by multiplying the market value of the Company’s common stock on the date of grant by the number of shares awarded. Shares awarded vest on the second anniversary of the date of grant, except for Mr. Hilmes shares which vested 50% on the first anniversary of the date of grant, with the remaining 50% vesting ratably each month for the following 12 months. Effective upon Mr. Hilmes resignation the remaining 50% of the unvested restricted shares were cancelled. As of December 31, 2002, the aggregate restricted stock holdings of the officers listed in the table and the value thereof at year end based on the then-current market value of the Company’s common stock ($4.26 per share), without giving effect to the diminution of value attributable to the restrictions on such stock, were as follows: Mr. Gilbert, $362,100 (85,000 shares) and Mr. Staiger, $362,100 (85,000 shares). Dividends on these shares of restricted stock will be paid when, as and if declared on the Company’s Common Stock by the Company’s Board of Directors. To date, the Company has not paid any dividends and does not anticipate paying any dividends on its Common Stock in the foreseeable future.
(5)	All of the options granted to Mr. Gilbert and Mr. Staiger in 2001, shown in the table above, were cancelled by mutual agreement effective November 2002.
(6)	Amounts shown constitute amounts paid by the Company on the employees’ behalf for group term life insurance, 401k match, and relocation expenses. Also includes imputed interest on Mr. Gilbert’s interest free loan totaling $33,603 and $45,097 for the years ending December 31, 2001 and 2002, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Shares Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date
						5% ($)	10% ($)
Mark B. Skurla	50,000	(1)	7.1%	$2.28	08/19/12	$71,694	$181,687

(1)	Such options vest according to the following schedule: 25% of the shares subject to the options vest one year from the date of grant and the remainder vest in 36 equal monthly installments thereafter. These options were granted at an exercise price equal to the fair market value on the date of grant.

The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term which will benefit all stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND

FISCAL YEAR-END VALUES

The following table sets forth certain information as of and for the year ended December 31, 2002 regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard S. Gilbert	—	—	105,929	—	$281,771	—
Michael O. Staiger	—	—	20,624	—	54,860	—
Mark B. Skurla	—	—	—	50,000	—	$99,000

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

On March 18, 1998, the Company entered into an employment agreement with Richard S. Gilbert, its Chief Executive Officer and Chairman of the Board. Pursuant to Mr. Gilbert’s employment agreement, the Company lent Mr. Gilbert $1 million pursuant to an interest-free promissory note for the purchase of his principal residence in California. The principal amount of such note was due on March 30, 2003. The note is secured by an option to purchase 105,929 shares of Company Common Stock held by Mr. Gilbert and the shares of Company Common stock issuable to Mr. Gilbert upon exercise of such options. Mr. Gilbert’s obligation to repay the note may be accelerated upon the occurrence of certain events, including the termination of Mr. Gilbert’s employment. On March 28, 2003, Mr. Gilbert partially repaid the loan in the amount of $710,000. The unpaid portion of the note $290,000 remains secured as described above. Mr. Gilbert has advised the Board of Directors that he intends to repay the remainder of the loan on or before December 31, 2003.

In March 2001, the Board approved a retention bonus plan for Mr. Gilbert pursuant to which he would receive a guaranteed bonus of $500,000, if Mr. Gilbert remained employed with the Company on December 31, 2002. This bonus was paid in January 2003. In November 2002 the Compensation Committee of the Board approved fixed retention bonuses for the CEO and CFO. If the CEO and CFO are employed by the Company on December 15, 2003 they will receive bonuses totaling $500,000 and $200,000, respectively. The Compensation Committee also approved fixed bonuses for the CEO and CFO which will be paid only if specific 2003 quarterly goals set by the Compensation Committee are met. These bonuses total $125,000 and $50,000 per quarter, for the CEO and CFO, respectively.

The Named Executive Officers hold shares of common stock that are restricted as to sale or transfer and/or certain options to purchase common stock included in the table above, all of which are subject to accelerated vesting provisions. In the event of a change of control (as such term is defined by the option agreements or restricted stock grants) 100% of the unvested portion of the restricted stock grant vests immediately. Also in the event of such a change in control, if any of the Named Executive Officers’ employment is terminated by the Company without cause or by the Named Executive Officer for good reason (as such term is defined by the option agreements) and either such termination takes place within 12 months of the occurrence of the change in control, the vesting of his options accelerates such that one half of the unvested portion of the option becomes immediately exercisable.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

The Compensation Committee (the “Committee”) of the Board of Directors sets the compensation for all of the Company’s executive officers, reviews the design, administration and effectiveness of compensation programs for executives, and approves stock option grants for executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

Compensation Philosophy And Objectives

The Company operates in an extremely competitive and rapidly changing segment within the high technology industry. The Committee believes that the compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company’s competitors and market indices. Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of other high technology companies of similar size with which the Company competes for executive talent.

•	Provide annual variable cash incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components And Process

The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards, (iii) long-term, equity-based incentive awards.

The Committee determines the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department, which furnishes the Committee with executive compensation data drawn from nationally recognized surveys of similarly sized technology and telecommunication companies. The Committee utilizes the surveys to determine base salary and target incentives.

Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions to those included in the surveys. The Company’s policy is to target base salary levels that are competitive with the compensation practices of similar companies.

Variable Cash Incentive Awards. To reinforce the attainment of Company goals, the Committee generally believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for the Company’s executive officers is determined on the basis of the Company’s achievement of the financial performance targets that are generally established at the beginning of each calendar year. The variable cash incentive award of the Company’s VP of Worldwide Sales is based on specific revenue goals set generally at the beginning of each calendar year.

Long-Term Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with shareholders and to provide each executive officer with

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions at survey companies, and the number of unvested options held by each individual at the time of any new grant.

CEO Compensation. Mr. Gilbert’s base salary for 2002 was $300,000. The Committee’s decision was based on both Mr. Gilbert’s personal performance of his duties and the salary levels paid to chief executive officers of the surveyed companies. Mr. Gilbert’s 2002 compensation included a $500,000 retention bonus contingent upon his continuous employment with the Company through December 31, 2002. This bonus was paid in January 2003.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. The Company’s 1996 Equity Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Non-performance based compensation paid to the Company’s executive officers for 2002 did not exceed the $1 million limit.

COMPENSATION COMMITTEE

Tench Coxe

Roger Evans

Compensation Committee Interlocks and Insider Participation

No executive officer serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Performance Measurement Comparison(1)

The following graph shows the total stockholder return of an investment of $100 in cash on May 13, 1999 for (i) the Company’s Common Stock, (ii) the NASDAQ Composite Index and (iii) the NASDAQ Telecom Market Index:

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael O. Staiger
Executive Vice President,
Chief Financial Officer and Secretary

April 4, 2003

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Copper Mountain stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Copper Mountain, Investor Relations, 1850 Embarcadero Road, Palo Alto, CA 94303 or via e-mail at IR@coppermountain.com or call Investor Relations at 858.410.7110.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

APPENDIX A

Audit Committee Report

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(MARCH 1, 2003)(1)

The Audit Committee (the “Committee”) of the Company is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Committee’s members in business, financial and accounting matters. The Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and their judgments as to the quality, not just the acceptability, of the Company’s accounting principles under generally accepted auditing standards.

In fulfilling its responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent auditors for 2002, and has reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and the independent auditors. Management has represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as amended.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2003.

THE AUDIT COMMITTEE:

Raymond V. Thomas (Chair)

Tench Coxe

Joseph R. Zell

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or 1934 Act.

PROXY **COPPER MOUNTAIN NETWORKS, INC.** PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned stockholder(s) of Copper Mountain Networks, Inc., a Delaware corporation (the ÒCompanyÓ), hereby appoints Richard S. Gilbert, Michael O. Staiger, or either of them, as the attorneys and proxies of the undersigned, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time on May 7, 2003, at our corporate office at 1850 Embarcadero Road, Palo Alto, CA 94303, and at any and all postponements, continuations or adjournments thereof, to vote all shares of the capital stock of said Company held of record by the undersigned on March 24, 2003, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 2, FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. FOR PURPOSES OF COMPLETING YOUR PROXY, YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES OR FOR CERTAIN NOMINEES AS SPECIFIED ON THE REVERSE SIDE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE